Exhibit 99 (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-1A of our report dated December 24, 2015, relating to the financial statements and financial highlights, which appears in the October 31, 2015 Annual Report to Trustees and Shareholders of Third Avenue Value Fund, Third Avenue Small-Cap Value Fund, Third Avenue Real Estate Value Fund and Third Avenue International Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
February 26, 2016

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us